Exhibit 99.1

Nova Minerals Highlights Strategic Alignment with U.S. Defense Supply Chain Priorities Under White House Executive Order

Anchorage, Alaska, July 24, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) (NYSE American: NVA | ASX: NVA), a first mover currently developing a modern, fully integrated and secure U.S. domestic antimony supply chain spanning mining through to refining in Alaska, welcomes the Executive Order, ‘Securing America’s Defense Supply Chains and Ensuring Domestic Acquisition of Critical Materials’ (Executive Order), signed by U.S. President Donald J. Trump on July 20, 2026. The Company believes the Executive Order represents a significant policy milestone supporting the development of U.S. domestic critical minerals capacity and highlights the strategic relevance of its integrated antimony project.

The United States remains heavily reliant on imports for many critical minerals, including antimony, which is essential to the nation’s economic resilience and defence capabilities. The Executive Order reinforces the U.S. Government’s commitment to resilient domestic and allied critical mineral supply chains for defence by establishing a policy that military equipment and the critical materials required to manufacture, maintain and sustain it should be sourced from the United States or trusted allied nations. The Executive Order also mandates end-to-end supply chain traceability, including verification of raw material origin and assessment of foreign ownership and supply risks, while restricting materials sourced from entities linked to designated foreign adversaries. These measures will require defense contractors to rapidly qualify alternative U.S. domestic and allied suppliers, increasing demand for secure, compliant sources of critical minerals.

A Fully Secure Integrated U.S. Antimony Supply Chain

Nova Minerals is already building the kind of secure fully integrated U.S. domestic critical minerals supply chain the Executive Order is designed to encourage, with first antimony production from its pilot plant targeted for 2027. In October 2025, the Company was awarded a US$43.4 million Defense Production Act Title III award by the U.S. Department of War to support the development of an antimony mine at its Estelle Gold and Critical Minerals Project, and a downstream refinery at Port MacKenzie, both located in Alaska. Engineering and design for the Port MacKenzie pilot plant facility have been completed, with the scalable processing hub designed to treat concentrate from Estelle as well as potential third-party domestic and allied feedstocks. Process plant equipment procurement is underway, with key components delivered or in transit and construction expected to commence in the coming months. Upon completion, Port MacKenzie is expected to provide a strategic U.S. processing and toll-treatment capability, providing defense contractors with access to compliant military-grade antimony products and supporting a more secure and resilient U.S. domestic and allied supply chain.

To view a 3D rendering video of the proposed Port MacKenzie antimony pilot plant please go to the link below.

https://novamineralscorp.com/port-mackenzie-antimony-pilot-plant-video/

Nova Minerals CEO, Mr. Christopher Gerteisen, commented:

“This Executive Order reflects the direction of U.S. policy on critical minerals sourcing that has informed our work at the Estelle Gold and Critical Minerals Project and our planned processing infrastructure at Port MacKenzie. It aligns directly with our vision to develop responsible, world-class mining and refining operations that contribute to U.S. resource security and national defense priorities. With the support of the U.S. Department of War, we remain focused on delivering a U.S. domestic antimony supply chain, targeting production in 2027.”

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including, Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a US$43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

Investor Relations:	Nova Minerals
Dave Gentry, CEO	Craig Bentley
RedChip Companies, Inc.	Director
Phone: 1-407-644-4256	Phone: 1-720-550-4223
Email: NVA@redchip.com	Email: craig@novamineralscorp.com